UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kinder, Melvyn
   Aames Financial Corporation
   350 S. Grand Ave.
   Los Angeles, CA  90071
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   8/6/96
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Aames Financial Corporation
   AAM
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
6. If Amendment, Date of Original (Month/Day/Year)
   8/6/96
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |7,500                 |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Option to Purchase Commo|8/5/97*  |8/5/06   |Common Stock           |10,000*  |$42.25**  |D            |                           |
n Stock*                |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
*Dr. Kinder's option to purchase 10,000 shares of Aames Common Stock is exerciseable as follows: one-fifth
(1/5th) on August 5, 1997 (the first anniversary of the date of his election as a Director and option awared) and one-sixtieth (1/60) (rounded to the nearest whole share) at the beginning of each calendar month thereafter until fully vested.
**This amendment was filed for the purpose of correcting the exercise price of the stock option at the time of filing. When adjusted for a 3-for-2 stock split in the form of a stock dividend paid on Feburary 21, 1997, the number of option shares granted is 15,000 and the exercise price of the option is $28.17
SIGNATURE OF REPORTING PERSON
Melvn Kinder